Exhibit 10.6
Amendment Number Three to the
Executive Deferred Compensation Plan
for Oscar Schmidt
(Effective July 1, 2009)
The Executive Deferred Compensation Plan for Oscar Schmidt (the “Plan”) is hereby amended, effective upon the approval by the Compensation Committee or the Board of Directors of MetLife, Inc. of the Participant’s appointment to an Executive Officer position, as follows:

I.	Section 5.1 shall be replaced with the following:

Except as otherwise provided in this Section 5, the Participant will be credited with Deferred Compensation on or about April 1 of each calendar year in the amount of 7% of his benefitable earnings, as such earnings are defined under the MetLife 401(k) Plan. Notwithstanding the foregoing, effective upon the appointment of the Participant to an Executive Officer position under Title 17, Section 240.3b-7 of the U.S. Code of Federal Regulations, the Participant will not be credited with any additional Deferred Compensation.

II.	Section 6 shall be replaced with the following:

Interest on Deferred Compensation. Interest Credits shall be applied to the Participant’s Deferred Compensation on a daily basis in the amount of the fixed rate or stable value fund that exists under the MetLife Auxiliary Match Plan at the time the Deferred Compensation credited to the Participant’s account. The amount of Interest Credits applied to the Participant’s account shall be subject to prospective change at any time in the sole discretion of the Plan Administrator. Notwithstanding the foregoing, effective upon the appointment of the Participant to an Executive Officer position under Title 17, Section 240.3b-7 of the U.S. Code of Federal Regulations, no further Interest Credits shall be applied to the Participant’s account.

In Witness Whereof, MetLife Group, Inc. has caused this amendment to be executed by an officer thereunto duly authorized as of the date set forth below.
METLIFE, INC., AS SOLE SHAREHOLDER OF METLIFE GROUP, INC

By:/s/ Susan M. Podlogar Print Name: Susan Podlogar MetLife, Inc. Title: EVP + CHRO Date: April 24, 2018 Witnessed by: /s/Kathryn Kessel	Acknowledged /s/Oscar Schmidt Oscar Schmidt 04/27/2018